Exhibit 99.1

FARO Names Keith Bair Interim CFO

          LAKE MARY, Fla., July 25 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today named Keith S. Bair Interim Chief Financial Officer (“CFO”), replacing Barbara R. Smith who is leaving the company to assume a position with another company.

          Bair joined FARO in March of 2006 as Director of Accounting.  Prior to joining FARO, Bair was Vice President of Finance and Controller at Xytrans, Inc.  He also served as CFO and Controller of Stromberg, LLC, Controller at both Gencor Industries and Arrow International and as a Staff Accountant in the Division of Corporation Finance with the U.S. Securities and Exchange Commission.  Bair has an MBA and a bachelor’s degree in accounting from Lehigh University in Bethlehem, PA, is a CPA and also served in the United States Navy.  Bair will be transitioning into the role over the next two weeks and will fully assume responsibility as Interim CFO on August 5, 2006.  It is expected he will serve in the role until the Company’s management completes its search for a permanent CFO.

          The Company also announced today that it expects to release its financial results for its second quarter ended July 1, 2006 on August 3, 2006.  In conjunction with its second quarter release, the Company will hold its earnings conference call that will be broadcast live over the internet on August 4, 2006 at 11:00AM.  Details for the conference call will be provided in a separate announcement.

          About FARO

          With approximately 12,500 installations and 5,500 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the Platinum, Titanium, Advantage, and Digital Template FaroArms; the FARO Gage, Gage-PLUS and PowerGAGE; the FARO Laser ScanArm; the FARO Laser Tracker X and Xi; the FARO Laser Scanner LS; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001:2000 certified, and accredited to ISO-17025 Calibration Laboratory Standard.

SOURCE  FARO Technologies, Inc.
          -0-                                        07/25/2006
          /CONTACT:  Darrin Sahler, Global Public Relations Manager, FARO
Technologies, Inc., +1-407-333-9911/
          /Web site:  http://www.faro.com /
          (FARO)